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                                   EXHIBIT 99

                       Press Release dated August 29, 2001


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                                STV News Release

                               For more information, contact:
                               Debra B. Trace, Associate;
                               Corporate Communications Manager, STV Group, Inc.
                               (610) 385-8306; tracedb@stvinc.com
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FOR IMMEDIATE RELEASE

STV GROUP, INCORPORATED, SHAREHOLDERS
APPROVE MERGER AGREEMENT WITH ESOP

DOUGLASSVILLE, Pa., August 29, 2001 - The shareholders of STV Group, Incorporated (Nasdaq: STVI) have voted to approve the firm's proposed going-private transaction at a special shareholders meeting in Philadelphia, the firm announced today.

         All shares of STV common stock not owned by the STV Employee Stock Ownership Plan (ESOP) will be exchanged for $11.25 per share in cash, leaving the ESOP as the sole owner/shareholder of the corporation. STV has received financing for the transaction from Fleet National Bank.

          "STV is now a 100 percent employee-owned firm," noted STV Chairman Michael Haratunian. "The votes of our employees and our public shareholders were an overwhelming mandate for STV to go private."

         Last April, the action to take STV private was unanimously approved by the firm's Board of Directors. STV CEO Dominick M. Servedio said that "after careful consideration of the effect of the transaction on our customers, public shareholders and employees, the STV board concluded that this transaction was in the best interest of the company. We are particularly pleased that the transaction will keep control of the company with our employees and allow them to directly benefit from their efforts. We are confident that our strategic plan to improve quality and client satisfaction will be best served by an employee-owned organization."

         STV Group, Inc., provides engineering, architectural, planning, environmental and construction management services for federal, local, state and foreign governments and for private industry. The company is also pursuing and performing select design-build projects. STV Group consists of several wholly owned subsidiaries: STV Incorporated, STV Architects, Inc., STV Environmental, Inc., STV International, Inc., and STV Construction Services.

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           an employee-owned firm providing quality service since 1912